Exhibit 99.1

Supernus Announces Webcast of Investor Day on

April 16, 2019

ROCKVILLE, Md., April 1, 2019 — Supernus Pharmaceuticals, Inc. (Nasdaq: SUPN), a pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system diseases, today announced that it will host and webcast an Investor Day on Tuesday, April 16, 2019.

During the meeting, members of Supernus’ senior management team will provide a detailed discussion of the Company’s clinical programs, including SPN-810 for the treatment of Impulsive Aggression in ADHD and results of its Phase III clinical program of SPN-812 for the treatment of ADHD, and an assessment of their market opportunity. In addition, key thought leaders will share their perspectives on the current treatment paradigms, unmet medical needs, and the Company’s clinical development programs.

Presentation Date: Tuesday, April 16, 2019

Time: 8:00 a.m. ET (registration); 8:30 a.m. to 12:00 p.m. ET (presentation)

Place: Lotte New York Palace, New York City

To register to attend the event please contact Brandon.Weiner@Westwicke.com or (443) 450-4190.

A live webcast of the presentation can be accessed by visiting ‘Events & Presentations’ in the Investors section on the Company’s website at www.supernus.com. An archived replay of the webcast will be available on the Company’s website.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases. The Company currently markets Trokendi XR® (extended-release topiramate) for the prophylaxis of migraine and the treatment of epilepsy, and Oxtellar XR® (extended-release oxcarbazepine) for the treatment of epilepsy. The Company is also developing several product candidates to address large market opportunities in the CNS market, including SPN-810 for the treatment of Impulsive Aggression in ADHD patients, SPN-812 for the treatment of ADHD and SPN-604 for the treatment of bipolar disorder.

Contact:

Jack A. Khattar, President and CEO

Gregory S. Patrick, Senior Vice President and CFO

Supernus Pharmaceuticals, Inc.

301-838-2591

Or

Investor Contact:

Peter Vozzo

Westwicke Partners

Office: (443) 213-0505

Mobile: (443) 377-4767

Email: peter.vozzo@westwicke.com